Exhibit 99.1

                        CENTRAL COAST BANCORP

PRESS RELEASE                     Contact:   Robert Stanberry
                                             Chief Financial Officer
                                             (831) 422-6642


                     CENTRAL COAST BANCORP ANNOUNCES STOCK
                              REPURCHASE PROGRAM


Salinas,   California  -  February  28,  2001.  Nick   Ventimiglia,   Chairman,
President and CEO of Central Coast Bancorp (Nasdaq: CCBN) today announced that the board of directors has authorized a stock repurchase program for up to five percent (5%) of the Company's outstanding shares. This is a new program authorized in anticipation of the completion of the previous five percent repurchase program announced in May 2000. The May 2000 program has approximately 70,000 shares left to repurchase out of an approved total of 382,600 shares (adjusted for the 10% stock dividend issued today).

The repurchases will be made from time to time by the Company in the open market or in block purchases or in privately negotiated transactions in compliance with Securities and Exchange Commission (SEC) rules. Based on the current outstanding shares less the remaining shares to be purchased under the May 2000 plan, up to approximately 365,000 shares may be repurchased.

Ventimiglia stated: "The additional repurchase of Central Coast Bancorp's stock will provide continued value for our shareholders by enhancing per share earnings and improving the return on equity of the Company."

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in the Monterey County communities of Salinas, North Salinas, Monterey, Seaside, Marina, Castroville, Gonzales and King City, in the Santa Cruz County community of Watsonville and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area. The Bank has an Internet web site at www.community-bnk.com.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Changes to such risks and uncertainties, which could impact future financial performance, include, among others: (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in the operating market areas of the Company and the Bank; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets. This entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business.



                  301 Main Street, Salinas, California 93901


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